FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-203542

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated August 25, 2017 to the current variable life and variable annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the 1290 VT DoubleLine Dynamic Allocation Portfolio (“Portfolio”). Please note, that the Portfolio may not be available under your contract or policy. As applicable to your contract or policy, please note the following changes described below.

Changes to the 1290 VT DoubleLine Dynamic Allocation Portfolio

Portfolios of the Trusts

In the table under “Portfolios of the Trusts,” the investment objective for the Portfolio has been deleted in its entirety and replaced with the following:

EQ Advisors Trust Portfolio Name	Objective	Investment Manager (or Sub-Adviser(s), as applicable)	AXA Volatility Management
1290 VT DoubleLine Dynamic Allocation Portfolio	Seeks to achieve total return from long-term capital appreciation and income.	● DoubleLine Capital LP

Please see “The Portfolios of the Trusts” or “The Funds” in your Prospectus for more information.

IM- 32-17 (8.17)	Catalog No. 157156 (8.17)
Global Annuities/Life – Inforce/New Biz	416331

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate

AXA Distributors, LLC

Copyright 2017 AXA Equitable Life Insurance Company and MONY Life Insurance Company of America.

All rights reserved.

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

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